Exhibit 99.2

Sachem Capital Corp. NYSEAM:SACH

FQ1 2023 Earnings Call Transcripts

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Contents

Table of Contents

Call Participants	3
Presentation	4
Question and Answer	7

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Call Participants

EXECUTIVES

John L. Villano

Interim CFO, Chairman, CEO & President

Nicholas M. Marcello
Vice President of Finance & Operations

Unknown Executive

ANALYSTS

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc.,

Research Division

Gaurav  Mehta
EF Hutton, Research Division

Matthew  Erdner
JonesTrading Institutional Services, LLC, Research Division

Tyler Anton Batory
Oppenheimer & Co. Inc., Research Division

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Presentation

Operator

Good morning, ladies and gentlemen, and welcome to the Sachem Capital Corp. First Quarter 2023 Earnings Conference Call.

[Operator Instructions]

Note that this call is being recorded on May 15, 2023.

And I would like to turn the conference over to Kevin Reed, ICR. Please go ahead, sir.

Kevin Reed

Senior Vice President, ICR Inc.

Good morning, everyone, and thank you for joining Sachem Capital Corp.'s First Quarter 2023 Conference Call. On the call from Sachem Capital today is Chief Executive Officer and Interim Chief Financial Officer, John Villano, CPA, and Vice President of Finance and Operations, Nick Marcello.

This morning, the company announced its operating results for the quarter ended March 31, 2023, and its financial condition as of that date. The press release is posted on the company's website, www.sachemcapitalcorp.com. In addition, the company will file its quarter-end Form 10-Q with the U.S. Securities and Exchange Commission later today, which can be accessed on the company's website as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please visit our website.

As a reminder, remarks made on today's conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company's results, please refer to our earnings release for this quarter and to our most recent SEC filings.

During this call, we will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our earnings release and SEC filings.

With that, I'll now turn the call over to John.

John L. Villano

Interim CFO, Chairman, CEO & President

Thank you, and thanks to everyone for joining us today. I am very pleased to report that Sachem had a solid start to 2023 despite an increasingly uncertain economy. This quarter, we achieved revenues of $14.7 million, an increase of more than 42% over the first quarter of 2022 and net income attributable to common shareholders of $4.2 million or $0.10 per share for the quarter. These results underscore the strength of our business, the resiliency of our loan portfolio and our disciplined underwriting, even amid the evolving economic conditions and turmoil in the banking sector.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

As we know, the capital markets continue to signal concerns about further bank troubles in the future. Furthermore, since some potential bank failures have hard money lending businesses or provide capital to hard money lenders, it will likely have significant implications for our lending industry for years to come. Given the uncertainty and quickly evolving economic backdrop, we continue to execute a cautious approach to our lending practices and will most likely maintain that stance for at least the next few quarters.

Given these market dynamics, we will maintain a vigilant eye on the implications these factors may have on property appraisals, our cost of capital and normal loan payoff activity. That said, during the first quarter, we funded approximately $58.9 million of mortgage loans, including loan modifications and construction draws. As we said last quarter, we anticipated our originations would be lower this year than last but that we would be opportunistic, yet prudent in how we lend.

During the quarter, our originations were focused on borrowers with strong credit and proven results. Importantly, most originations in the first quarter carried gross returns of over 15%, so we have been able to maintain spreads as our cost of capital increased even as we have tightened underwriting standards and partnered with better credit borrowers. And given our disciplined stance, we have maintained strong liquidity. The one constant is that there is no shortage of opportunities in our pipeline. We will look to opportunistically capitalize on situations when they arise, where banks and other smaller, less capitalized competitors cannot fulfill obligations.

Importantly, our 4 key strengths that position us to perform well in the current environment include: a diversified mortgage portfolio across multifamily, single-family, fix and flip loans and commercial real estate projects. Our loan portfolio is spread across 15 states, and we continue to strategically grow in the Southeast.

Second, our loans are generally short term in nature. As of quarter end, approximately 16.3% of the loans in our portfolio had a term of 1 year or less, allowing us to reprice our capital quickly to better protect our margins.

Third, we have a deep experienced and cycle-tested management team. We have underwritten approximately $1 billion in loans through many different investment environments. Sachem Capital was borne out the great financial crisis and we will continue to use our experience as a guide to navigate the current environment.

Fourth, we have a strong balance sheet with $597 million in assets, including $20.3 million of cash and cash equivalents, offset $339.3 million in total debt outstanding. In the quarter, we further augmented our capital structure, entering into a $45 million revolving line of credit, expandable to $75 million that carries an interest rate of prime minus 1/4 or 4.5%, whichever is higher and matures in 2026.

We are excited to have expanded our bank group to include Needham Bank as we successfully boosted our available liquidity and enhanced our financial flexibility. As of March 31, 2023, we had approximately $63.3 million of available liquidity within our debt facilities to supplement our cash and cash equivalents on hand. We believe having that dry powder will allow us to capture market share in what we believe will be a prolonged economic downturn.

Turning to our financial highlights of the quarter. We generated total revenue of approximately $14.7 million, up over 42% compared to approximately $10.3 million for the prior year's first quarter. This change was due to an increase in our lending operations and overall portfolio growth and is reflected in our interest income and our income from partnership investments, which rose approximately 29% and 90%, respectively.

Total operating cost and expenses for the quarter were approximately $9.6 million compared to approximately $5.9 million for the first quarter of 2022. The change was due to higher interest and amortization of deferred financing costs, compensation fees and taxes and G&A.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Interest and amortization of deferred financing costs increased from approximately $3.9 million in the first quarter of 2022 to approximately $6.9 million this quarter, an increase of almost $3 million or 77%.

Net income attributable to common shareholders for the quarter was approximately $4.2 million compared to approximately $3.4 million for the first quarter of 2022. Earnings per share for the first quarter 2023 was $0.10, in line with the first quarter of 2022.

With regard to our portfolio, as of March 31, 2023, we had 406 loans, with total principal balance of $476.5 million at an average interest rate of 11.69%, not inclusive of fees earned. We had loans with a principal balance of approximately $90.1 million on nonaccrual status. Of that $90.1 million, there were 52 loans in pending foreclosure by the company. representing approximately $40.6 million of unpaid principal interest and charges.

In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. As we have discussed in the past, a troubled or distressed loan rarely loses 100% of its value and usually over the term of the loan, when interest income, origination and other fees are considered, the overall transaction is profitable. Importantly, we have the expertise to work through these issues given our successful track record through prior cycles.

At the start of 2023, we adopted CECL, first went to ASC 2016-13. In accordance with the framework, we established an opening reserve balance of approximately $2.5 million, the details of which are discussed in our footnotes. The impact to net income quarter-over-quarter for credit losses was approximately $102,000.

Turning to our balance sheet. As of March 31, 2023, real estate owned was $6.1 million at March 31, 2023, compared to $5.2 million at year-end 2022. Specifically, real estate owned included approximately $813,000 held for rental and $5.3 million held for sale. Currently, Sachem is negotiating the sale of 2 REO properties totaling approximately $2.1 million. The company intends to recover all invested costs on the eventual sales of these 2 properties.

We ended the quarter with assets of approximately $597 million, up $31.3 million from year-end 2022. Total loan balance at quarter end was approximately $476.5 million. Current partnership investments of approximately $35.3 million. We had total cash and cash equivalents of approximately $20.3 million, along with total debt of approximately $339.3 million. We believe our low leverage as compared with our peers, underpins the strength of our balance sheet as a whole.

Our performance and results in the first quarter underscore the strength of our platform, the resiliency of our loan portfolio and our prudence in capital deployment. While we expect additional challenges will emerge, we believe maintaining a prudent approach to lending in the coming quarters focused only on the best and highest quality credit will be the right approach for the foreseeable future.

Before we conclude our prepared remarks, I wanted to point out that while we do not provide financial guidance on future expectations, we do want to provide additional perspective. Specifically, given this unique and very uncertain economic and financial market landscape, as we communicated earlier, we will prudently continue to strengthen our balance sheet by building our cash and overall liquidity. This is certainly the right approach to set us up for the future, but it does come with a near-term cost, meaning it will create a drag on earnings.

Additionally, as part of the balance sheet effort, we will continue to exercise a disciplined approach to our originations, focused on fewer opportunities that we believe will drive fee income, revenue and earnings.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Moving forward, while our results may be impacted on a relative basis, we believe these steps are the proper approach to maintain profitability as we navigate the headwind.

In summary, with a well-diversified portfolio comprised of shorter-duration loans and experienced and cycle-tested management team, along with a strong balance sheet, we are well positioned to navigate the short-term volatility and to grow long-term shareholder value.

With that, we will open the call for questions. Operator.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Question and Answer

Operator

[Operator Instructions]

And your first question will be from Gaurav Mehta at E.F. Hutton.

Gaurav Mehta
EF Hutton, Research Division

I wanted to ask you on your loan repayments. I think you said gross originations for the quarter was $58.9 million. Can you provide some color on what was the net origination for the quarter?

John L. Villano
Interim CFO, Chairman, CEO & President

So our originations in comparison to the first quarter of 2022 are down almost 25% from $88 million to $60 million. The $60 million of this quarter includes construction loan finance, which is modifications and extensions. So our originations are down throughout. Mostly what we're doing now is fulfilling construction requirements with prior closed loans. So our basic origination platform is -- listen, it's not on a stall, it's being very selective. We look to originate around $40 million a quarter for the first quarter, which we did and $40 million for the second quarter, which we are going to do. And we're just playing very close to the vest in managing our cash.

Gaurav Mehta
EF Hutton, Research Division

Okay. Second question on the nonaccruals, I think in your prepared remarks, you mentioned $91 million loans were in nonaccruals, which would imply around 19% of the principal value in nonaccruals? It seems like is higher than what the nonaccruals were in 1Q -- I'm sorry, in 4Q. Can you provide some color on the nonaccrual loans.

John L. Villano
Interim CFO, Chairman, CEO & President

Yes, for sure. Our business is basically, as they say, fix and flip. Our borrowers, they come to us to be efficient, to move quickly and to give them the seed capital to get a project started and completed in a timely manner. Our problem in the first quarter, Gaurav, was really quite simple. The banks have stepped away from the finance, the refinance of our borrowers. We're normally taking out within somewhere between 11 and 13 months in the local banks, and they've kind of -- they've gone into their shelves. As they have stepped back, our loans have now moved past due, so to speak.

What we will do, and even though that's a large number, a significant portion of these nonaccrual loans will be remodified, reconsidered by the company, basically re-underwritten. And if the original terms and conditions are still in place, we will extend these loans for another year.

Operator

Next question will be from Tyler Batory at Oppenheimer.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Tyler Anton Batory
Oppenheimer & Co. Inc., Research Division

So the follow-up, just in terms of your approach to originations and whatnot. I mean given this commentary, trying to be more disciplined, I mean I think in the previous answer you mentioned maybe $40 million is a good run rate to be using going forward. Multiple part question here for you. I guess talk a little bit more about kind of the pipeline and the opportunities for that $40 million? And maybe what sort of things are you looking at to perhaps ramp things up a little bit more? I imagine you want to see the overall environment improve. But just kind of curious if there's a scenario here where you could get back to where you were perhaps mid-last year in terms of the amount of loans that you're funding.

John L. Villano
Interim CFO, Chairman, CEO & President

Okay. Yes, for sure. Our pipeline is huge. And I always say $100 million, it's a lease debt. We are seeing loans from brokers, competitors, banks, everybody is looking for a home for the deal, right? Everybody is looking for money. What we are doing in our underwriting team and our underwriting officers they're trying to determine the best low-risk position that Sachem can take in one of these deals because we try to get our $40 million quota. So right from the bat -- right off the bat, we're looking for certain MSAs. We're looking for significant cash in the deal. We're looking for experience. And at that point, once we could start ticking and time off from some of these items, we then try to see what type of property it is. We're still looking at resi and multifamily as being #1 and #2 on the list, commercial being third and ground-up construction being kind of last on our list.

So we're trying to work through a little bit of a framework to pick and choose what we see as an abundance of opportunity and truly some of this opportunity is absolutely horrendous. They're coming through here looking for a home, but we're trying to pick the best that we can. We expect this pipeline to increase as money becomes a little more scarce, Tyler. But we're not -- we only have so much money that we can lend. And our cost of capital, if we went into the markets to raise money is quite significant at the time, whether it be preferred or equity or even another debt offering. So we're marshaling cash and using our cash to manage the pipeline.

Tyler Anton Batory
Oppenheimer & Co. Inc., Research Division

Okay. I appreciate that. Can you talk about spreads right now through, just kind of remind us how the competitive environment is impacting that as well?

John L. Villano
Interim CFO, Chairman, CEO & President

Yes. So in our little world of New England and Branford, Connecticut, we really have no pricing barriers at the moment. The demand for cash for us, it's what we have to lend. Our current pricing is 13% and 3%. And if there's some construction finance involved, there's another 2% on top of that. Our cost of capital is somewhere between 8% and 9%. Nick, do you have an exact number on our cost of capital?

Nicholas M. Marcello
Vice President of Finance & Operations

Yes. We're just over 8% right now on our debt costs with equity, obviously being quite a bit higher right now.

John L. Villano
Interim CFO, Chairman, CEO & President

So we still had a great spread that really has -- our spread has not been compressed as rates have moved. We're able to price into it for now.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Operator

Next question will be from Christopher Nolan at Ladenburg Thalmann.

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

John, I estimate that your interest income declined quarter-over-quarter since the fourth quarter. If so, was that related to the increase in the properties and foreclosure?

John L. Villano
Interim CFO, Chairman, CEO & President

It was. And once loans are 90 days old, we put them on nonaccrual and we had 1 or 2 large loans fall into this nonaccrual status because refinancing packages fell through at the last minute. We expect those to be corrected. And I think next quarter, you'll probably see a better result with respect to these outstanding nonaccruals.

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

Great. And then in your comments in terms of slowing down growth, keeping more cash liquidity, how should we look at the leverage ratio?

John L. Villano
Interim CFO, Chairman, CEO & President

So right now, we have a significant amount of cushion with respect to our bond covenant, which is an asset coverage ratio of 1.5x we are being very, very careful with that, of course. We don't feel that we can take on significant amounts of future debt without raising either equity or preferred equity at this level is just not the right idea. And if preferred right now is too costly. So we're kind of in a holding pattern. We're lending what we collect to an extent. And again, it's just marshaling cash and picking the best out of the bunch.

Christopher Whitbread Patrick Nolan
Ladenburg Thalmann & Co. Inc., Research Division

Final question. Was the change in the ending share count related to ATM issuances?

John L. Villano
Interim CFO, Chairman, CEO & President

Yes. I think we access the ATM once or twice during the quarter. So we weren't -- obviously, with our share price down here, it was not really prudent to get too crazy, but we did use the ATM once or twice during the quarter.

Operator

[Operator Instructions]

And your next question will be from Jason Stewart, Jones Trading.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

Matthew Erdner
JonesTrading Institutional Services, LLC, Research Division

This is Matthew on for Jason this morning. So could you just describe the average length of these construction loans and what kind of projects there on? And then as a follow-up to that, could you talk about the dividend just a little bit and explain what your thoughts are there?

John L. Villano
Interim CFO, Chairman, CEO & President

Sure. Our construction projects were varied. It could be a 2-family remodel. It could be a 10-unit building. It could be a 50-unit building. There could be some ground up with a significant sponsor. Most of our construction is very experienced sponsors, well capitalized, and the kind of projects that should take us through this little period of uncertainty in the market, let's say. Our construction, I mean, there's significant projects in Charlotte. We had projects in Connecticut. We have some in Florida, all of which are moving according to plan. And as of right now, we think these things will come outside of this little hiccup we're having.

With respect to the dividend, as I touched during our call, there could be some pressure on our dividend, right? Let's just not sugar coat them. As we build cash here, cash that hangs around is not earning and there might be some pressure. I don't know how bad it will be. We're very proud of what we've done with our dividend. We will defend it as long as we can. So as we build cash to be protective, we can see a little bit of a slip in the dividend.

Operator

At this time, I would like to turn the call back over to our presenters for closing remarks.

John L. Villano
Interim CFO, Chairman, CEO & President

Thank you all for joining us today. We look forward to updating you once again next quarter. Thank you.

Operator

Thank you, sir. Ladies and gentlemen, this does conclude your conference call for today. Once again, thank you for attending. At this time, we do ask that you please disconnect your lines.

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SACHEM CAPITAL CORP. FQ1 2023 EARNINGS CALL   |   MAY 15, 2023

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